Exhibit 3a
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
BRISTOL-MYERS SQUIBB COMPANY
This Amended and Restated Certificate of Incorporation of Bristol-Myers Squibb Company, originally incorporated as Bristol-Myers Company, was duly proposed by the board of directors of the corporation and adopted by the stockholders in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The original Certificate of Incorporation was filed with the Delaware Secretary of State on August 11, 1933.
FIRST: The name of the corporation is “Bristol-Myers Squibb Company”.
SECOND: The location of the registered office of the corporation in the State of Delaware is and shall be located at No. 1209 Orange Street in the City of Wilmington, County of New Castle, and the name and address of its registered agent is and shall be The Corporation Trust Company, No. 1209 Orange Street, Wilmington, Delaware.
THIRD: The nature of the business, objects and purposes to be transacted, promoted or carried on by the corporation are as follows:
(a)         To manufacture pharmaceutical preparations, surgical dressings and appliances, toilet articles, druggists’ supplies and sundries, chemicals and other compounds and commodities, to sell the same, to purchase supplies for the same and other supplies, and to export or import such supplies or manufactured articles;
(b)         To adopt, apply for, obtain, register, purchase, lease or otherwise acquire, and to maintain, protect, hold, use, own, exercise, develop, operate and introduce, and to sell, grant licenses or other rights in respect of, assign or otherwise dispose of or turn to account any trade-marks, trade-names, patents, patent-rights, copyrights and distinctive marks and rights analogous thereto, and inventions, improvements, processes, formulas and the like, including such thereof as may be covered by, used in connection with, or secured or received under, Letters Patent of the United States of America and elsewhere, or otherwise, which may be deemed capable of use in connection with any of the purposes of said corporation herein stated; and to acquire, use, exercise or otherwise turn to account licenses in respect of any trade-marks, trade-names, patents, patent-rights, copyrights, inventions, improvements, processes, formulas and the like;
(c)         To hold, purchase, manufacture, sell, convey, mortgage, exchange, lease or otherwise acquire and dispose of real or personal property and rights or privileges therein, of every kind and nature, and wheresoever situated, whether within or without the State of Delaware, suitable or convenient for the purposes of said corporation; to acquire either alone or in conjunction with others, by assignment or otherwise, leases and leasehold estates, and to assume either alone or jointly and severally or jointly or severally with one or more persons, firms or corporations all obligations in connection therewith or arising therefrom; and to erect, construct, make, improve and operate or aid or subscribe towards the erection, construction, making, improvement and operation of plants, stores, storehouses, laboratories, buildings, machinery and works of all kinds insofar as the same may appertain to, or be useful for, the conduct of the business of said corporation, but only to the extent authorized by the laws of said State of Delaware;
(d)         To acquire the good will, rights and property, and the whole or any part of the assets, tangible or intangible, of any person, firm, association or corporation and to undertake or in any way assume the liabilities of any such person, firm, association or corporation, and to undertake either alone or jointly and severally or jointly or severally with one or more persons, firms or corporations, any and all obligations for or on account of which any such person, firm or corporation is liable; to pay for the said good will, rights, property and assets in cash, the stock of this company, bonds or otherwise, or by undertaking either alone or jointly and severally or jointly or severally with one or more persons, firms or corporations, the whole or any part of the liabilities of the transferor or any and all obligations for or on account of which said transferor is liable; to hold or in any manner to dispose of the whole or any part of the property so purchased; to conduct in any lawful manner the whole or any part of any business so acquired, and to exercise all the powers necessary or convenient in and about the conduct and management of such business;

(e)         To acquire by purchase, subscription or otherwise, and to hold, sell, assign, transfer, exchange, mortgage, pledge or otherwise dispose of any shares of the capital stock of, or any interest in any shares of the capital stock of or voting trust certificates for any shares of the capital stock of, or any bonds or other securities or evidences of indebtedness issued or created by, any other corporation or association organized under the laws of the State of Delaware or any other state, territory, district, colony or dependency, of the United States or of any foreign country, nation or government; to pay therefor in cash or property or by assumption of liability or otherwise or to issue in exchange therefor shares of the capital stock, bonds, notes or other obligations of said corporation; and while the owner or holder of any such shares of capital stock, interest in shares of capital stock, voting trust certificates, bonds, securities, or other obligations, to possess and exercise in respect thereof any and all of the rights, powers and privileges of individual holders, including the right to vote on any shares of stock or voting trust certificates so held or owned and upon a distribution of the assets or a division of the profits of said corporation to distribute any such shares of capital stock, voting trust certificates, bonds, securities or other obligations, or the proceeds thereof, among the stockholders of said corporation;
(f)        To endorse or make any guarantee respecting stocks, dividends, securities, interest, contracts or undertakings of any corporation, firm, individual, syndicate or others, and to aid any lawful enterprise;
(g)        To borrow or raise moneys for any of the purposes of the corporation and, from time to time, without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes;
(h)        To purchase, hold, cancel, reissue, sell or transfer shares of its own capital stock provided that it shall not use its funds or property for the purchase of shares of its own capital stock when such use would cause any impairment of its capital, and, further, that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly;
(i)        To carry out all or any part of the foregoing purposes as principal, factor, agent, contractor, or otherwise, either alone or in conjunction with any person, firm, association or corporation, and in any part of the world; and in carrying on its business and for the purpose of attaining or furthering any of its objects, to make and perform contracts of any kind or description, to do such acts and things, and to exercise any and all such powers, as a natural person could lawfully make, perform, do or exercise, provided the same be not inconsistent with the laws under which said corporation was organized;
(j)        To maintain offices and agencies either within or anywhere without the State of Delaware; and to conduct its business in any or all of its branches in said State and in other States of the United States, and in the District of Columbia, and in any or all territories, dependencies, colonies or possessions of the United States, and in foreign countries;
(k)        To do any and all things necessary, suitable, convenient or proper for, or in connection with, or incidental to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of said corporation, or to enhance the value of any of its properties; and in general to do any and all things and exercise any and all powers which it may now or hereafter be lawful for said corporation to do or to exercise under the laws of the State of Delaware that may now or hereafter be applicable to the corporation;
(l)        The purposes, powers and provisions set forth above shall, except when otherwise herein expressed, be in nowise limited or restricted by reference to, or inference from, any other provision contained herein, but such purposes, powers, and provisions, shall be regarded as independent purposes, powers, and provisions, and the specification of powers is not intended to be, and is not, in limitation of, but is in furtherance of, the powers granted to corporations under the laws of the State of Delaware under and in pursuance of the provisions of which said corporation has been incorporated.
FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is four billion five hundred ten million (4,510,000,000) shares consisting of:
1.        4,500,000,000 shares of Common Stock of the par value of Ten Cents ($0.10) per share, and
2.        10,000,000 shares of Preferred Stock of the par value of One Dollar ($1.00) per share.
No holder of shares of any class of stock of the corporation as such shall have any preemptive or other right to subscribe for or purchase any shares of any class of stock of the corporation, or any securities convertible into shares of stock of any class, which at any time may be issued or sold by the corporation, other than such right, if any, as the board of directors in its discretion may determine.
A description of the different classes of stock of the corporation and a statement of the designations, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, fixed by the Certificate of Incorporation, and the express grant of authority, to the board of directors to fix by resolution or resolutions certain thereof not so fixed, are as follows:

PREFERRED STOCK
The affirmative vote of the holders of at least two-thirds of the Preferred Stock at the time outstanding voting only as a class shall be required to make effective any amendment to the Certificate of Incorporation or by-laws of the corporation altering materially any existing provisions of the Preferred Stock, or authorizing a class of preferred stock ranking prior to the Preferred Stock as to dividends or assets, and the affirmative vote of the holders of at least a majority of the Preferred Stock at the time outstanding voting only as a class shall be required to make effective any amendment to the Certificate of Incorporation of the corporation authorizing the issuance of or any increase in the authorized amount of any class of preferred stock ranking on a parity with or increasing the number of authorized shares of the Preferred Stock.
If and whenever accrued dividends on the Preferred Stock shall not have been paid or declared and a sum sufficient for the payment thereof set aside, in an amount equivalent to six quarterly dividends on all shares of all series of the Preferred Stock at the time outstanding, then and in such event, the holders of the Preferred Stock, voting separately as a class, shall be entitled to elect two directors at the next annual or special meeting of the stockholders. Such right of the holders of the Preferred Stock to elect two directors may be exercised until dividends in default on the Preferred Stock shall have been paid in full or declared and a sum sufficient for the payment thereof set aside, and when so paid or provided for, then the light of the holders of the Preferred Stock to elect such number of directors shall cease, but subject always to the same provisions for the vesting of such voting rights in the case of any such future dividend default or defaults. During any time that the holders of the Preferred Stock, voting as a class, are entitled to elect two directors as hereinabove provided, the holders of any series of Preferred Stock entitled to participate with the holders of Common Stock in the election of directors shall not be entitled to participate with the holders of the Common Stock in the election of any other directors.
At any annual or special meeting of the stockholders or any adjournment thereof at which the holders of Preferred Stock shall be entitled to elect two directors, if the holders of at least a majority of the shares of the Preferred Stock then outstanding shall be present or represented by proxy, then, by vote of the holders of at least a majority of the shares then present or so represented at such meeting, the then authorized number of directors of the corporation shall be increased by two, and at such meeting, the holders of the shares of Preferred Stock, voting as a class, shall be entitled to elect the additional directors so provided for. Whenever the holders of Preferred Stock shall be divested of special voting power as herein provided, the terms of all persons elected as directors by the holders of the shares of Preferred Stock as a class shall forthwith terminate, and the authorized number of directors of the corporation shall be reduced accordingly.
The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of the Preferred Stock in series and to fix and state, to the extent not fixed by the provisions hereinabove set forth and subject to limitations prescribed by law, the voting powers, designations, preferences and relative, participating, optional and other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof, including, but not limited to, determination of any of the following:
(a) the distinctive serial designation and the number of shares constituting the series;
(b) the dividend rate, whether dividends shall be cumulative and, if so, from which date, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;
(c) the voting powers, full or limited in addition to the voting powers provided above or by law;
(d) whether the shares shall be redeemable, and if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;
(e) the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;
(f) whether the shares shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of the series, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the applications of such fund; and
(g) whether the shares shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made and any other terms and conditions of such conversion or exchange.
Each share of each series of Preferred Stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

COMMON STOCK
Except as otherwise required by law, as hereinabove provided and as otherwise provided in the resolution or resolutions, if any, adopted by the Board of Directors of the corporation with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by him.
Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of Preferred Stock and to the holders of outstanding shares of any other class of stock having preference over the Common Stock as to the payment of dividends the full amount of dividends and of sinking fund or retirement fund or other retirement payments if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and if declared by the Board of Directors.
In the event of any liquidation, dissolution or winding up of the corporation, after there shall have been paid to or set aside for the holders of shares of Preferred Stock and any other class having preference over the Common Stock in the event of liquidation, dissolution or winding up the full preferential amounts to which they are respectively entitled, the holders of the Common Stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distributions of assets, shall be entitled to receive the remaining assets of the corporation available for distribution, in cash or in kind.
Each share of Common Stock shall have the same relative rights as and be identical in all respects with all the other shares of Common Stock.
FIFTH: The amount of capital with which the corporation will commence business is one thousand dollars ($1,000).
SIXTH: The corporation is to have perpetual existence
SEVENTH: The private property of the stockholders of the corporation shall not be subject to the payment of corporate debts to any extent whatsoever.
EIGHTH: (a) Subject to the rights under Article FOURTH hereof of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of, the retirement age of and other restrictions and qualifications for directors of the corporation shall be fixed by the by-laws of the corporation and such number, retirement age and other restrictions and qualifications may be altered only by a majority vote of the entire board of directors from time to time in the manner provided in the by-laws or by amendment thereof adopted by a majority vote of the entire board of directors or adopted by the stockholders.
Except with respect to directors who may be elected by holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, at the 2004 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2005 annual meeting of stockholders (which number of directors shall be approximately one-third of the total number of directors of the corporation); at the 2005 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2006 annual meeting of stockholders (which number of directors shall be approximately two-thirds of the total number of directors of the corporation); and at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of stockholders. No decrease in the number of directors constituting the board of directors or change in the restrictions and qualifications for directors shall shorten the term of any incumbent director.
Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the outstanding shares of stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article EIGHTH (a).
(b) In furtherance, and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized:
1.       To make, alter, amend and repeal the by-laws of the corporation;
2.       To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation; and
3.        From time to time to decide whether and to what extent and at what times and under what conditions and requirements the accounts and books of said corporation (other than the stock ledger) shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account book or document of the corporation except as such right may be conferred by the statutes of the State of Delaware, or by resolution of the board of directors.

The board of directors may from time to time provide and carry out and revise and change a plan or plans for the participation by all or any of the employees (including directors and officers of the corporation or of any corporations in which or in the welfare of which the corporation has any interest, and those actively engaged in the conduct of the corporation’s business or the business of its subsidiary or affiliated corporations), in the profits of the corporation or of any subsidiary or of any branch or division thereof as part of the corporation’s legitimate expenses or the expenses of such subsidiary, branch or division.
The board of directors shall have absolute discretion in the declaration of dividends out of the net profits of said corporation; and they may accumulate such profits to such extent as they may deem advisable, issue or distribute them among the stockholders, and may invest and reinvest the same in such manner as in their absolute discretion they may deem advisable.
They may set apart out of any funds of the corporation available for dividends a reserve or reserves for any proper purpose or may abolish any such reserve in the manner in which it was created.
They may by resolution or resolutions, passed by a majority of the whole boards designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in said resolution or resolutions or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.
In the absence of fraud, no contract or other transaction between said corporation and any other corporation and no act of said corporation shall be in any way invalidated or otherwise affected by the fact that any one or more of the directors of said corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation. Any director of said corporation individually, or any firm or association of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of said corporation, provided that the fact that he individually or as a member of such firm or association is so interested shall be disclosed or shall have been known to the board of directors or a majority of the members thereof; and any director of said corporation who is also a director or officer of such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the board of directors or of any committee of said corporation which shall authorize any such contract or transaction and may vote thereat to authorize any such contract or transactions with like force and effect as if he were not such director or officer of such other corporation or not so interested. Any contract, transaction or act of said corporation or of the board of directors or of any committee which shall be ratified by the majority of a quorum of the stockholders of said corporation at any annual meeting or any special meeting called for such purpose shall, insofar as permitted by law, be as valid and as binding as though ratified by every stockholder of said corporation.
The corporation may in its by-laws confer powers upon its board of directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon it by statute.
NINTH: Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights under Article FOURTH hereof of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the corporation may be called only by the Chairman of the Board or by the board of directors pursuant to a resolution approved by a majority of the entire board of directors.
TENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title S of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title S of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.
ELEVENTH: Both stockholders and directors shall have power, if the by-laws so provide, to hold their meetings, and to have one or more offices within or without the State of Delaware, and to keep the books of the corporation (subject to the provisions of the statutes), outside of the State of Delaware at such places as may be from time to time designated by the board of directors.
TWELFTH: The corporation reserves the right to increase or decrease its authorized capital stock and classify or reclassify the same, and to amend, change, alter or repeal any provision in this certificate of incorporation, or in any amendment thereto, in the manner now or hereafter prescribed by law, and all lights conferred upon the stockholders in this certificate of incorporation, or any amendment thereto, are granted subject to this reservation.
THIRTEENTH: Subject to the provisions of the General Corporation Law of the State of Delaware, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subsequent to the adoption of this Article, except to the extent that such liability arises (i) from a breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) as a result of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law relating to the unlawful payment of dividends or unlawful stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article THIRTEENTH, nor the adoption of any provision of the Certificate of Incorporation or By-laws or of any statute inconsistent with this Article THIRTEENTH, shall eliminate or reduce the effect of this Article THIRTEENTH, in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

IN WITNESS WHEREOF, said Bristol-Myers Squibb Company has caused its corporate seal to be hereunto affixed and this certificate to be signed John L. McGoldrick, Executive Vice President and General Counsel, and attested by Sandra Leung, its Vice President and Secretary, this 20th day of May, 2005.

BRISTOL-MYERS SQUIBB COMPANY

By	/s/ John L. McGoldrick
John L. McGoldrick
Executive Vice President and General Counsel
Attest:

By	/s/ Sandra Leung
Sandra Leung
Vice President and Secretary

CERTIFICATE OF CORRECTION OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
BRISTOL-MYERS SQUIBB COMPANY
Bristol-Myers Squibb Company, a Delaware corporation (the “Company”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
1.    The name of the Company is Bristol-Myers Squibb Company.
2.    An Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on May 24, 2005 (the “Certificate of Incorporation”) and said Certificate of Incorporation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.
3.    The inaccuracy or defect of said Certificate of Incorporation to be corrected is that it inadvertently omitted the Certificate of the Designation, Preferences and Relative, Participating, Optional or Other Special Rights of the $2.00 Convertible Preferred Stock which was filed with the Secretary of State on December 22, 1967.
4.    The Certificate of Incorporation is corrected by inserting the following as a new paragraph immediately preceding the heading “Common Stock” in Article FOURTH of the Certificate of Incorporation:
“Pursuant to the authority conferred upon the Board of Directors of the corporation by this Article FOURTH, the Board of Directors created a series of 1,300,188 shares of Preferred Stock of the corporation designated as the $2.00 Convertible Preferred Stock (the “$2.00 Convertible Preferred Stock”) by filing a Certificate of Designation with the Secretary of State of the State of Delaware on December 22, 1967, and the voting powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions of the $2.00 Convertible Preferred Stock are set forth in Appendix A hereto and are incorporated herein by reference.”
5.    The Certificate of Incorporation is further corrected by attaching Appendix A hereto as Appendix A to the Certificate of Incorporation of the Company.
6.     All other provisions of the Certificate of Incorporation remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be executed as of the 17th day of December, 2009.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Sandra Leung
Name:	Sandra Leung
Title:	Senior Vice President, General Counsel and Corporate Secretary

Appendix A
CERTIFICATE OF THE DESIGNATION, PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL OR OTHER SPECIAL RIGHTS OF THE $2.00 CONVERTIBLE PREFERRED
STOCK, AND THE QUALIFICATIONS, LIMITATIONS, OR RESTRICTIONS THEREOF
WHICH HAVE NOT BEEN SET FORTH IN THE CERTIFICATE OF INCORPORATION OR
IN ANY AMENDMENT THERETO
(a)    Designation. The shares of such series shall be designated “$2.00 Convertible Preferred Stock”, and the number of shares constituting such series shall initially be 1,300,188.
(b)    Dividends. The holders of the shares of such series shall be entitled to receive, out of the assets of the Corporation legally available therefor and as and when declared by the Board of Directors, cash dividends at, but not exceeding, the rate of Two Dollars ($2.00) per share per annum, payable quarterly on the 1st day of the months of March, June, September and December in each year, accruing from the first day of the quarter-yearly dividend period in which the respective shares of such series shall be issued. For the purpose of this paragraph (b), the quarter-yearly dividend period shall begin on the 1st day of the third calendar month prior to the month in which the payment date occurs. Dividends upon the shares of such series shall be cumulative, so that if in any dividend period or periods full dividends upon the outstanding shares of such series at the rate fixed therefor shall not have been paid, the deficiency shall be declared and paid or set apart for payment before any dividend shall be declared and paid or set aside for payment on the Common Stock, and before any assets which are by law available for the payment of dividends shall be paid or set apart for the purchase or redemption of any shares of Preferred Stock or for the purchase of any shares of Common Stock.
(c)    Voting Rights. Each holder of shares of such series shall be entitled to one vote for each share held and, except as otherwise by the Certificate of Incorporation or by law provided, the shares of such series and the shares of Common Stock of the Corporation (and any other capital stock of the Corporation at the time entitled thereto) shall vote together as one class, except that while holders of shares of Preferred Stock, voting as a class, are entitled to elect two directors as provided in the Certificate of Incorporation of the Corporation, they shall not be entitled to participate with the Common Stock (or any other capital stock as aforesaid) in the election of any other directors.
So long as any shares of such series are outstanding, the consent of the holders of at least two-thirds of the shares of such series at the time outstanding, given in person or by proxy, either in writing or at a meeting at which the holders of the shares of such series shall vote separately as a class, shall be necessary for effecting the amendment, alteration or repeal of any provision of the Certificate of Incorporation of the Corporation, any certificate amendatory thereof or supplemental thereto, or the by-laws of the Corporation so as to affect materially any of the powers, preferences and right of the shares of such series.
(d)    Redemption. The Corporation at its option, at any time, or from time to time, on or after December 23, 1972 (except as otherwise provided in paragraph (b) above), may redeem all or any of the shares of such series at the following applicable prices:

If Redeemed During
the 12-Month Period	Per Share
Beginning December 23,	Redemption Price

1972	$53.00
1973	$52.50
1974	$52.00
1975	$51.50
1976	$51.00

1977	$50.50
1978 and thereafter	$50.00
together in each case with an amount equal to any dividends accrued and unpaid thereon to the date of redemption.
In the event the Corporation shall determine to redeem less than all the shares of such series then outstanding, the Board of Directors shall determine the shares of such series so to be redeemed by lot; and the certificate of the Secretary of the Corporation, filed with the Transfer Agent or Agents for the shares of such series to be redeemed, of such determination by the Board of Directors shall be conclusive. Notice of any proposed redemption of shares of such series shall be given by the Corporation by mailing a copy of such notice at least 30 days prior to the date fixed for such redemption to the holders of record of the shares of such series to be redeemed, at their respective addresses appearing on the books of the Corporation. From and after the date fixed in such notice as the date of redemption (unless default be made by the Corporation in providing moneys for the payment of the redemption price) all dividends upon the shares of such series thereby called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive payment of said redemption price) shall cease and determine; or, if the Corporation shall so elect, from and after the date (which date shall be the date of redemption or prior thereto) on which the Corporation shall deposit with a bank or trust company doing business in the Borough of Manhattan, The City of New York, State of New York as Paying Agent, moneys sufficient in amount to pay at the office of such Paying Agent, on the redemption date, the said redemption price (provided the notice of redemption shall state the name and address of such Paying Agent and the intention of the Corporation to deposit said moneys on or before the date of redemption with such Paying Agent), all dividends on the shares of such series so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from said Paying Agent said redemption price, and the right, if any, to convert or exchange shares thereof for shares of the Common Stock) shall thereupon cease and determine, and by the deposit of said moneys with said Paying Agent the shares of such series so called for redemption shall be redeemed. Any moneys so deposited with said Paying Agent which shall remain unclaimed by the holders of shares of such series so called for redemption at the end of five full calendar years after the redemption date shall be paid by said Paying Agent to the Corporation, and thereafter the holders of the shares of such series called for redemption shall look only to the Corporation for the payment thereof.
(e)    Liquidation.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of such series shall be entitled to receive for each share thereof $50.00, together with an amount equal to accrued and unpaid dividends thereon, before any distribution of assets shall be made to the holders of the Common Stock. The holders of the shares of such series shall be entitled to no further participation in any such distribution. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph (e).
(f)    Conversion.    The holders of shares of the $2.00 Convertible Preferred Stock shall have the right, at their option, to convert such shares into shares of Common Stock of the Corporation at any time on the following terms and conditions:
The shares of such series shall be convertible at the office of a Transfer Agent for such series into full paid and non-assessable shares (calculated as to each conversion to the nearest 1/l00th of a share) of Common Stock of the Corporation at the conversion rate in effect at the time of conversion. The rate at which shares of Common Stock shall be delivered upon conversion (herein called the “conversion rate”) shall be initially .53 shares of Common Stock for each share of such series, provided, however, that such initial conversion rate shall be subject to adjustment from time to time in certain instances as hereinafter provided. The Corporation shall make no payment or adjustment on account of any dividends accrued on the shares of such series surrendered for conversion or on account of any dividends accrued on the Common Stock. In case of the call for redemption of any shares of such series such right of conversion shall cease and terminate, as to the shares designated for redemption, at the close of business on the date fixed for redemption unless default shall be made in the payment of the redemption price.

Before any holder of shares of the $2.00 Convertible Preferred Stock shall be entitled to convert the same into Common Stock he shall surrender the certificate or certificates therefor, duly endorsed, at the office of a Transfer Agent, and shall give written notice to the Corporation at said office that he elects to convert the same or part thereof and shall state in writing therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued. The Corporation will, as soon as practicable thereafter, issue and deliver at said office to such holder of shares of such series, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided. Shares of such series shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.
In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, by way of a dividend payable in Common Stock or a stock-split, or in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the conversion rate in effect immediately prior to such subdivision or combination shall be adjusted proportionately. In the event that the Corporation shall, at any time or from time to time prior to the conversion or redemption of all of the shares of the $2.00 Convertible Preferred Stock, grant to the holders of its Common Stock the right to subscribe for or purchase any shares of stock of any class of the Corporation, the Corporation shall concurrently therewith grant to the holders of shares of such series the same purchase or subscription rights in the same proportion as if each share of such series had been converted into shares of Common Stock at the then existing conversion rate.
Anything in this subdivision (f) to the contrary notwithstanding, the Corporation shall not be required to give effect to any adjustment in the conversion rate unless and until the net effect of one or more adjustments, determined as above provided, shall have resulted in a change of the conversion rate by at least one-hundredth of one share of Common Stock, and when the cumulative net effect of more than one adjustment so determined shall be to change the conversion rate by at least one-hundredth of one share of Common Stock, such change in the conversion rate shall thereupon be given effect.
In case of any capital reorganization or any reclassification of the capital stock of the Corporation or in case of the consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of the $2.00 Convertible Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of such series would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of such series, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the conversion rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the shares of such series.
Whenever the conversion rate is adjusted as herein provided, the Treasurer of the Corporation shall compute the adjusted conversion rate in accordance with this subdivision (f) and shall prepare a certificate setting forth such adjusted conversion rate and showing in detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent or Agents for the $2.00 Convertible Preferred Stock and a notice thereof mailed to the holders of record of the outstanding shares of such series.
In case:
(a)    the Corporation shall declare a dividend (or any other distribution) payable upon its Common Stock otherwise than in cash or in its Common Stock; or
(b)    the Corporation shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

(c)    of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another corporation, or conveyance of all or substantially all of the assets of the Corporation to another corporation; or
(d)    of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation then, and in any such case, the Corporation shall cause to be mailed to the Transfer Agent or Agents for the $2.00 Convertible Preferred Stock and to the holders of record of the outstanding shares of such series, at least twenty (20) days prior to the date hereinafter specified, a notice describing such event and stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place, and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.
The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock or out of shares of Common Stock held in its Treasury, solely for the purpose of effecting the conversion of the shares of the $2.00 Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of such series from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of such series at the time outstanding.
No fractional shares of Common Stock are to be issued upon conversion, but the Corporation shall pay a cash adjustment in respect of any fraction of a share which would otherwise be issuable in an amount equal to the same fraction of the market price (determined as hereinafter provided) per share of Common Stock on the day of conversion. For the purposes of the foregoing, such market price shall be the last sale price regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as officially quoted on the New York Stock Exchange, or, if the Common Stock is not at the time listed on such Exchange, the average of the closing bid and asked prices as furnished by any recognized dealer in securities selected by the Corporation for the purpose.
The Corporation will pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of the $2.00 Convertible Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of such series so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.
(g)    Status of Reacquired Shares.   Shares of the $2.00 Convertible Preferred Stock which have been issued and reacquired in any manner (excluding, until the Corporation elects to retire them, shares which are held as treasury shares, but including shares redeemed, shares purchased and retired and shares which have been converted into shares of Common Stock) shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued.
(h)    The shares of the $2.00 Convertible Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth above in this Resolution and in the Certificate of Incorporation of the Corporation, as amended.

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BRISTOL-MYERS SQUIBB COMPANY
Pursuant to Section 242
of the General Corporation Law of the State of Delaware
Bristol-Myers Squibb Company, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
1.    The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended by deleting the second sentence of Article NINTH of the Certificate of Incorporation in its entirety and inserting the following in lieu thereof:
Except as otherwise required by law and subject to the rights under Article FOURTH hereof of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the corporation may be called only by (i) the Chairman of the board of directors, (ii) a majority of the entire board of directors, or (iii) the Secretary of the corporation upon a written request of record holders of at least 25% in voting power of the outstanding shares of stock of the corporation made in accordance with, and subject to, all applicable provisions of the Bylaws.
2.    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 4th day of May, 2010.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Sandra Leung
Name:	Sandra Leung
Title:	General Counsel and Corporate Secretary
2

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BRISTOL-MYERS SQUIBB COMPANY
Pursuant to Section 242
of the General Corporation Law of the State of Delaware
Bristol-Myers Squibb Company, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
1.    The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended by deleting in its entirety the last paragraph in section (a) of Article EIGHTH of the Certificate of Incorporation.
2.    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 4th day of May, 2010.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Sandra Leung
Name:	Sandra Leung
Title:	General Counsel and Corporate Secretary

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BRISTOL-MYERS SQUIBB COMPANY
Pursuant to Section 242
of the General Corporation Law of the State of Delaware
Bristol-Myers Squibb Company, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
1.    The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended by deleting the second sentence of Article NINTH of the Certificate of Incorporation in its entirety and inserting the following in lieu thereof:
Except as otherwise required by law and subject to the rights under Article FOURTH hereof of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the corporation may be called only by (i) the Chairman of the board of directors, (ii) a majority of the entire board of directors, or (iii) the Secretary of the corporation upon a written request of record holders of at least 15% in voting power of the outstanding shares of stock of the corporation made in accordance with, and subject to, all applicable provisions of the Bylaws.
2.    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 4th day of May, 2021.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Sandra Leung
Name:	Sandra Leung
Title:	Executive Vice President and General Counsel

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BRISTOL-MYERS SQUIBB COMPANY

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

Bristol-Myers Squibb Company, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.     The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended by deleting the first sentence of Article THIRTEENTH of the Certificate of Incorporation in its entirety and inserting the following in lieu thereof:

Subject to the provisions of the General Corporation Law of the State of Delaware, no director or officer of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, subsequent to the adoption of this Article, except for such liability of (i) a director or officer, for a breach of the director’s or officer’s, as applicable, duty of loyalty to the corporation or its stockholders, (ii) a director or officer as a result of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the Delaware General Corporation Law relating to the unlawful payment of dividends or unlawful stock purchase or redemption, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

2.    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 7th day of May, 2024.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Sandra Leung
Name:	Sandra Leung
Title:	Executive Vice President and General Counsel